Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT by and between BNC Bancorp, a North Carolina corporation (“BNC Bancorp”), and Bank of North Carolina (“Bank of North Carolina”), a North Carolina-chartered bank and wholly owned subsidiary of BNC Bancorp. (BNC Bancorp and Bank of North Carolina, collectively, the “Company”) and Richard D. Callicutt (the “Executive”) is dated as of the 28 day of June 2013 (the “Agreement”).

1.          Effective Date. The “Effective Date” shall be July 1, 2013.

2.          Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary thereof (the “Employment Period”); provided, however, that, commencing on the date one year after the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Employment Period shall automatically be extended so as to terminate three years from such Renewal Date, unless, at least 90 days prior to the Renewal Date, the Company shall give notice to the Executive that the Employment Period shall not be so extended. Unless sooner terminated, the Executive’s employment shall terminate when he reaches age 65.

3.          Terms of Employment. (a) Position and Duties. (i) During the Employment Period , the Executive shall serve as President and Chief Executive Officer of the Company, with such duties, authorities and responsibilities as are customarily assigned to such position. The Executive shall report directly and exclusively to the Board of Directors of each of BNC Bancorp (the “Board”) and the Bank of North Carolina. The Executive shall serve without compensation on the Board and the Board of Directors of the Bank of North Carolina during the Employment Period, subject to election by the shareholders of the Company. During the Employment Period, the Executive shall be provided with an office at the corporate headquarters in High Point, North Carolina. Notwithstanding any other provision of this Agreement to the contrary, upon the termination of the Executive’s employment for any reason, the Executive shall immediately resign from all positions that he holds with the Company, the Bank and any of their respective subsidiaries and affiliates (and with any other entities with respect to which the Company has requested the Executive to perform services), as applicable, including, without limitation, the Board and all boards of directors of any affiliates. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon reasonable request by the Company, but he shall be treated for all purposes as having so resigned from such positions upon termination of his employment, regardless of when or whether he executes any such documentation.

(ii)         During the Employment Period, and excluding any periods of vacation, sick leave or other approved leave of absence to which the Executive is entitled, the Executive shall devote Executive’s reasonable best efforts and his full professional time and attention to the business and affairs of the Company. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on civic or charitable boards or committees and up to one corporate board or committee, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments and investment companies, without the prior consent of the Company, provided that doing so does not materially interfere with the performance of his duties and responsibilities as Chief Executive Officer.

(b)         Compensation (i) Base Salary. The Executive shall receive an Annual Base Salary at a rate of not less than $475,000, payable in accordance with the Company’s normal payroll policies (but no less frequently than monthly). After 2013, the Executive’s Annual Base Salary shall be reviewed for increase at least annually by the Board pursuant to its normal performance review policies for senior executives. The Annual Base Salary shall not be reduced after any increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii)         Annual Bonus. During the Employment Period, the Executive shall be eligible to receive an annual bonus opportunity (“Annual Bonus”) with a target of 40% of the Executive’s Annual Base Salary (the “Target Bonus”). The actual Annual Bonus, which could be higher or lower than the Target Bonus, shall be based on the attainment of performance objectives to be established by the Board or the Compensation Committee of the Board. The Annual Bonus shall be paid in cash no later than March 15 of the year following the year to which the Annual Bonus relates.

(iii)        Long Term Incentives. During the Employment Period, the Executive shall be eligible to participate in the Company’s long term incentive compensation plans as may be in effect from time to time on a basis no less favorable than that generally provided to other senior executives of the Company.

(iv)        Other Employee Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in all other compensation, benefit, fringe benefit and perquisite plans, practices, policies and programs provided by the Company on a basis that is no less favorable than those generally made available to other senior executives of the Company. During the Employment Period, the Company shall pay or cause to be paid the Executive’s membership assessments and dues in civic clubs. Without limiting the generality of the foregoing, the Executive shall be reimbursed for assessments, dues, and expenses associated with his membership in and use of the High Point Country Club, the String & Splinter and the Grand Dunes.

(v)         Reimbursement of Business Expenses. During the Employment Period, the Executive shall be entitled to reimbursement for all reasonable business expenses incurred in performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Company and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

(vi)        Use of Automobile. During the Employment Period, the Executive shall have the use of an automobile titled in the Company’s name for use by the Executive in carrying out his duties for the Company, the insurance and maintenance expenses of which shall be paid by the Company. As additional compensation, the Executive may use such automobile for personal purposes, provided that the Executive renders an accounting of his business and personal use to the Company in accordance with regulations under the Internal Revenue Code of 1986, as amended (the “Code”).

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(vii)       Vacation. During the Employment Period, the Executive shall be entitled to no less than five weeks of paid annual vacation and sick leave in accordance with the policies established from time to time by the Company. During the Employment Period, the Executive shall not be entitled to any additional compensation for failure to use allotted vacation or sick leave, nor shall the Executive be entitled to accumulate unused sick leave from one year to the next unless authorized by the Board to do so. Vacation days not used in a given year may not be carried over from one calendar year to the next.

4.          Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 13(c) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 120 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)         Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)          an intentional act of fraud, embezzlement, or theft by the Executive in the course of his employment with BNC Bancorp or Bank of North Carolina,

(ii)         intentional violation of any law or significant policy of BNC Bancorp or Bank of North Carolina committed in connection with the Executive’s employment, which has an adverse effect on BNC Bancorp or Bank of North Carolina,

(iii)        the Executive’s gross negligence or gross neglect of duties in the performance of his duties to BNC Bancorp or Bank of North Carolina,

(iv)        intentional wrongful damage by the Executive to the business or property of BNC Bancorp or Bank of North Carolina, including without limitation the reputation of BNC Bancorp or Bank of North Carolina, which causes material harm to BNC Bancorp or Bank of North Carolina,

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(v)         a material breach by the Executive of his fiduciary duties to BNC Bancorp and its stockholders or misconduct involving dishonesty, in either case whether in his capacity as an officer or as a director of BNC Bancorp or Bank of North Carolina,

(vi)        a material breach by the Executive of this Agreement that is not corrected by the Executive within 30 days after receiving written notice of the breach,

(vii)       removal of the Executive from office or permanent prohibition of the Executive from participating in Bank of North Carolina’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(viii)      conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, which, in the case of a misdemeanor results in the actual incarceration of the Executive for 45 consecutive days or more.

For purposes of this provision, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Company. The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution duly adopted at a meeting of the board of directors called and held for such purpose, which resolution shall (1) contain findings that, in the good faith opinion of the board, the Executive has committed an act constituting Cause, and (2) specify the particulars thereof. The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of at least 75% of the Board then in office or 75% of the directors of Bank of North Carolina then in office, in either case excluding the Executive, at a meeting duly called and held for that purpose. Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable amount of time before the board’s meeting. The Executive and his counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. Nothing in this Agreement limits the Executive’s or his beneficiaries’ right to contest the validity or propriety of the board’s determination of Cause.

(c)         Good Reason. The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Executive, any of the following:

(i)          the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a material diminution in the Executive’s position, authority, duties or responsibilities including any requirement that the Executive report directly to anyone other than the Board of Directors of BNC Bancorp and Bank of North Carolina,

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(ii)         the failure of the Board to nominate the Executive for membership on the Board,

(iii)        any reduction in the Executive’s Base Salary or Target Bonus other than a reduction of no more than ten percent (10%) in the aggregate which is applied consistently to all senior executives of the Company,

(iv)        any material breach by the Company of this Agreement,

(v)         any requirement by the Company that the Executive’s services be rendered primarily at a location or locations more than 15 miles from the location of BNC Bancorp’s principal executive offices on the Effective Date, or

(vi)        any failure by the Company to comply with Section 10(c) of this Agreement.

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (vi) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code ) must occur, if at all, within 60 days immediately following the expiration of such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(d)          Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 60 days after the giving of such notice or the end of the Cure Period, as applicable). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)          Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice (except as set forth above for any termination by the Executive for Good Reason), as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

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5.          Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason, subject for purposes of clauses (i)(B) and (C) to the Executive executing and not revoking a waiver and release in substantially the form attached to this Agreement as Appendix A (the “Waiver and Release”) within 60 days of the Date of Termination and the Executive’s continued compliance with the covenants set forth in Section 9 of this Agreement:

(i)          the Company shall pay to the Executive the following amounts:

A.           in a lump sum in cash on the 30th day after the Date of Termination, the sum of (1) the Executive’s accrued Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, and (3) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (the sum of the amounts described in clauses (1) through (3), shall be hereinafter referred to as the “Accrued Obligations”); and

B.           in a lump sum in cash no later than March 15 of the year following the year in which the Date of Termination occurs, subject to the achievement of any applicable performance goals required in order for the bonus to be deductible by reason of qualifying for the “performance-based” compensation exception of Section 162(m) of the Code, the product of (1) the Target Bonus and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”); and

C.           (i) except as provided in clause (ii) below, in 18 equal monthly installments commencing on the first business day on or after the 60th day following the Date of Termination the amount equal to the product of (A) one and one-half and (B) the sum of (1) the Executive’s Annual Base Salary and (2) the Target Bonus or (ii) if a termination of the Executive’s employment described in this Section 5(a) occurs within two years immediately following a Change of Control (as defined on Appendix B hereto) that constitutes a “change in control” event within the meaning of Section 409A of the Code, in a lump sum in cash within 30 days after the Date of Termination, the amount equal to the product of (A) three and (B) the sum of (1) the Executive’s Annual Base Salary and (2) the Target Bonus (in the event such Change of Control does not constitute a “change in control” event within the meaning of Section 409A of the Code, such amounts shall be paid in 18 equal monthly installments in a manner consistent with clause (i) above); and

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(ii)         subject to the achievement of any applicable performance goals required in order for the award to be deductible by reason of qualifying for the “performance-based” compensation exception of Section 162(m) of the Code, any equity-based awards granted to the Executive shall vest and become free of restrictions immediately, and any stock options or stock appreciation rights granted to the Executive shall be exercisable for the remainder of their ten year term, without regard to any provisions relating to earlier termination of the stock options or SARs based on termination of employment (the “Equity Benefits”); and

(iii)        for either (A) the 18-month period following the Date of Termination or (B) if a termination of the Executive’s employment described in this Section 5(a) occurs within two years immediately following a Change of Control, the three-year period following the Date of Termination (the “Benefits Continuation Period”), the Company shall continue to provide medical, dental and life insurance benefits to the Executive and his eligible dependents who are covered as of the Date of Termination as if the Executive remained an active employee of the Company; provided, however, that if providing continuation of medical and dental benefits in accordance with this Section 5(a)(iii) would result in the Bank or any of its affiliates breaching the terms of any insurance policy with an applicable insurer, or incurring any penalty or additional tax for failing to comply with any applicable law, instead of providing such continuation of medical and dental benefits, the Executive shall be entitled to continuation coverage pursuant to Section 4980B(f) of the Code (“COBRA”), and, in lieu of providing such benefits for the Benefits Continuation Period, the Bank shall pay to Executive a monthly cash amount equal to the monthly premium amount the Bank would have paid for Executive's medical and dental benefits coverage had he remained actively employed, less any applicable tax withholdings (each such payment, an “Employer Payment”). Any medical and dental benefits provided by the Bank in accordance with the preceding sentences during the Benefits Continuation Period shall not count towards the medical and dental plan's obligation to provide continuation coverage pursuant to COBRA or any applicable provision of the Bank’s health or dental plans that provide for continuing coverage with respect to the Executive and the last day of the Benefits Continuation Period shall be deemed to be the date of the Executive’s “qualifying event” for purposes of COBRA, provided that if application of this sentence would result in the Bank or any of its affiliates incurring any penalty or additional tax for failing to comply with any applicable law, this Section shall be applied without giving effect to this sentence (collectively “Welfare Benefits”); and

(iv)        to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company; and

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(v)         the Company shall pay or cause to be paid to the Executive reasonable outplacement expenses in an amount up to $25,000, and for the one year period after the Date of Termination, the Company shall provide the Executive with the use of office space and reasonable office support facilities, including secretarial assistance.

(b)        Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits and (v) the Equity Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, on the date specified in Section 5(a)(i). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits for which the Company pays as in effect on the date of the Executive’s death and the continued provision of the Welfare Benefits.

(c)         Disability. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits and (v) the Equity Benefits. Accrued Obligations shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive or his estate or beneficiary, as applicable, on the date specified in Section 5(a)(i). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and the continued provision of Welfare Benefits.

(d)         Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations through the Date of Termination and (ii) Other Benefits, in each case to the extent theretofore unpaid. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

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6.          Full Settlement; Certain Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided, however, that if the Executive is to receive payments or benefits pursuant to Section 5, he will not be eligible to receive any other severance payments or benefits from the Company. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. If after a Change of Control occurs it appears to the Executive that (a) the Company or any of its affiliated companies has failed to comply with any of its obligations under this Agreement, or (b) the Company or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the Company’s expense as provided in this Section 6, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any of its affiliated companies or any director, officer, stockholder, or other person affiliated with the Company or any of its affiliated companies in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Company and any of its affiliated companies and any counsel chosen by the Executive under this Section 6, the Company irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Company and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this Section 6 shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis (no less frequently than monthly) upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Company’s obligation to pay the Executive’s legal fees provided by this Section 6 operates separately from and in addition to any legal fee reimbursement obligation BNC Bancorp or Bank of North Carolina may have with the Executive under any separate severance or other agreement.

7.          Supplemental Retirement Plan. Bank of North Carolina and the Executive have entered into an Amended Salary Continuation Agreement, dated as of December 18, 2007 (the “Salary Continuation Agreement”). Unless the Salary Continuation Agreement explicitly provides otherwise, whether benefits are properly payable to the Executive under the Salary Continuation Agreement shall be determined solely by reference to that Agreement. Notwithstanding the foregoing and anything set forth in the Salary Continuation Agreement to the contrary, after the date hereof, Section 7.14 of the Salary Continuation Agreement shall be of no force and effect and Section 8 of this Agreement shall govern the treatment of any Payments (as defined below) under Section 4999 and Section 280G of the Code.

8.          Section 280G.

(a)         Notwithstanding anything in this Agreement to the contrary, in the event that the Accounting Firm shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.

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(b)        If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, the Company or one of its subsidiaries shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Company shall reduce the Agreement Payments in the following order: (A) by reducing benefits payable pursuant to Section 5(a)(i)(B) of the Agreement, then (B) by reducing amounts payable pursuant to Section 5(a)(i)(C) of the Agreement, and then (C) by reducing amounts payable pursuant to Section 5(a)(ii), beginning with payments that would be made last in time. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and the Executive and shall be made within 60 days of the Executive’s Date of Termination. In connection with making determinations under this Section 8, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Company shall cooperate in good faith in connection with any such valuations and reasonable compensation positions. Without limiting the generality of the foregoing, for purposes of this provision, the Company agrees to allocate as consideration for the covenants set forth in Section 9 the maximum amount of compensation and benefits payable under Section 5(a) hereof reasonably allocable thereto so as to avoid, to the extent possible, subjecting any Payments to tax under Section 4999 of the Code.

(c)         As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)        All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 shall be borne by the Company.

(e)         Definitions. The following terms shall have the following meanings for purposes of this Section 8.

(i)          “Accounting Firm” shall mean a nationally recognized certified public accounting firm that is mutually agreed to by the Company and the Executive for purposes of making the applicable determinations hereunder, which firm shall not be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control;

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(ii)         “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 8);

(iii)        “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s);

(iv)        A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise;

(v)         “Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code; or

(vi)        “Reduced Amount” shall mean the amount of Agreement Payments that (x) has a Present Value that is less than the Present Value of all Agreement Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments.

9.          Confidential Information; Non-Compete; Non-Solicit of Employees.

(a)         Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it or as may be required by applicable law, court order, a regulatory body or arbitrator or other mediator. For the purposes of this Section 9, “confidential information” means all of the Company’s and its affiliates’ confidential and proprietary information and trade secrets, including, but not limited to:

(i)          the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

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(ii)         the whole or any portion or phase of any research and development information, design procedures, algorithms, or processes, or other technical information,

(iii)        the whole or any portion or phase of any marketing or sales information, sales records, customer lists or client lists, prices, sales projections, or other sales information, and

(iv)        trade secrets, as defined from time to time by the laws of the State of North Carolina.

(b)        Non-Compete and Non-Solicit: In consideration of the Company’s obligations under Section 5 hereof:

(i)          During the 15-month period following the Executive’s termination of employment during the Employment Period for any reason (the “Restricted Period”), the Executive will not, directly or indirectly, on behalf of the Executive or any other person, firm, corporation, or other business organization (A) engage as an employee, officer, director, manager, salesperson, consultant, independent contractor, representative, or other agent in providing Banking Services (as defined below) on behalf of any other person, firm, corporation, or other business organization that is a competitor of the Company or any of its affiliates in Guilford County, any counties contiguous thereto, any counties in which BNC Bancorp, Bank of North Carolina or any of their respective affiliates has an office, or any counties from which BNC Bancorp, Bank of North Carolina or any of their respective affiliates derives revenue that is significant, (B) provide Banking Services to any Client, or (C) make any statement or take any actions that interfere with BNC Bancorp, Bank of North Carolina or any of their respective affiliates business relationships with any Client, including, but not limited to, any statements that are harmful to the reputation of BNC Bancorp, Bank of North Carolina or any of their respective affiliates or their standing in the communities they serve.

(ii)         During the Restricted Period, the Executive shall not, directly or indirectly, (A) solicit or encourage any person to leave his or her employment with the Company or assist in any way with the hiring of any Company employee by any other business or (B) except on behalf of BNC Bancorp, Bank of North Carolina or any of their respective affiliates, make contact either directly or indirectly with any Client, nor shall the Executive otherwise induce or encourage any Client to enter into any business relationship with any person, firm, corporation, or other business organization other than BNC Bancorp, Bank of North Carolina or any of their respective affiliates relating to Banking Services or banking business of any type.

(iii)        For purposes of this Section 9(b):

A.          The term “Banking Services” means retail or commercial banking business, asset and trust management, wealth management, investment services, and all other services customarily provided by banks or otherwise provided by the BNC Bancorp, Bank of North Carolina or any of their respective affiliates.

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B.           The term “Client” means all persons, firms, corporations, entities, or business organizations who are or were customers or clients of the BNC Bancorp, Bank of North Carolina or any of their respective affiliates at any time during the two-year period prior to the Date of Termination.

(c)        The Executive acknowledges that the Company would be irreparably injured by a violation of this Section 9 and the Executive or the Company, as applicable, agrees that the Company or the Executive, as applicable, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled, without posting a bond, to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive or the Company (including its executive officers and directors), as applicable, from any actual or threatened breach of this Section 9. The Executive agrees not to urge in any action the claim or defense that an adequate remedy at law exists.

10.        Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees.

(b)        This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.        Indemnification. BNC Bancorp shall indemnify the Executive or cause the Executive to be indemnified with respect to his activities as a director, officer, employee, or agent of BNC Bancorp or Bank of North Carolina or as a person who is serving or has served at the request of BNC Bancorp (a “Representative”) as a director, officer, employee, agent, or trustee of an affiliated corporation, joint venture trust or other enterprise, domestic or foreign, in which BNC Bancorp has a direct or indirect ownership interest against expenses (including, without limitation, attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by him (“Expenses”) in connection with any claim against the Executive that is the subject of any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal (a “Proceeding”), to which the Executive was, is, or is threatened to be made a party by reason of the Executive being or having been such a director, officer, employee, agent, or Representative. The indemnification provided herein shall not be exclusive of any other indemnification or right to which the Executive may be entitled and shall continue after the Executive has ceased to occupy a position as an officer, director, employee, agent or Representative with respect to Proceedings relating to or arising out of the Executive’s acts or omissions during his service in such position. The benefits provided to the Executive under this Agreement for the Executive’s service as a Representative shall be payable if and only if and only to the extent that reimbursement to the Executive by the affiliated entity with which the Executive has served as a Representative, whether pursuant to agreement, applicable law, articles of incorporation or association, by-laws or regulations of the entity, or insurance maintained by such affiliated entity, is insufficient to compensate the Executive for Expenses actually incurred and otherwise payable by BNC under this Agreement. Any payments in fact made to or on behalf of the Executive directly or indirectly by the affiliated entity with which the Executive served as a Representative shall reduce the obligation of BNC hereunder. Anything herein to the contrary notwithstanding, however, nothing in this Section 11 requires indemnification, reimbursement, or payment by BNC Bancorp or Bank of North Carolina, and the Executive shall not be entitled to demand indemnification, reimbursement or payment hereunder –

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(a)         if and to the extent indemnification, reimbursement, or payment constitutes a “prohibited indemnification payment” within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)], or

(b)        for any claim or any part thereof as to which the Executive shall have been determined by a court of competent jurisdiction, from which no appeal is or can be taken, by clear and convincing evidence, to have acted with deliberate intent to cause injury to BNC Bancorp or Bank of North Carolina or with reckless disregard for the best interests of BNC Bancorp, or

(c)         for any claim or any part thereof arising under Section 16(b) of the Securities Exchange Act of 1934 as a result of which the Executive is required to pay any penalty, fine, settlement, or judgment, or

(d)        for any obligation of the Executive based upon or attributable to the Executive gaining in fact any personal gain, profit, or advantage to which he was not entitled, or

(e)         any proceeding initiated by the Executive without the consent or authorization of the Board, but this exclusion shall not apply with respect to any claims brought by the Executive (i) to enforce his rights under this Agreement, or (ii) in any Proceeding initiated by another person or entity whether or not such claims were brought by the Executive against a person or entity who was otherwise a party to such proceeding.

12.        Insurance. BNC Bancorp shall maintain or cause to be maintained liability insurance covering the Executive throughout the Employment Period and thereafter as is sufficient to provide the indemnification set forth in Section 11 hereof.

13.        Miscellaneous.

(a)        This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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(b)        This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Company, and any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement, are hereby rescinded, revoked, and rendered null and void by the parties. The Salary Continuation Agreement and the Split Dollar Agreement and Endorsement and the parties’ rights and obligations thereunder shall remain in full force and effect according to the terms thereof, as the same may be amended and restated after the date of this Agreement. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that this Agreement supersedes in its entirety the employment agreement dated as of December 31, 2007, entered into by the Executive and Bank of North Carolina and BNC Bancorp, as amended or supplemented.

(c)         All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

If to the Company:	BNC Bancorp,
3980 Premier Drive,
High Point, North Carolina 27265
Attention: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)         The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)         The Executive and the Company agree that neither the Company nor any of its affiliates shall make any payments or provide any benefits otherwise due under this Agreement if such payments or benefits are prohibited by applicable legal and/or regulatory requirements or guidance or any changes in applicable law, rules or regulations or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction, including, but not limited to, with respect to the “golden parachute rules” pursuant to Part 359 of the Federal Deposit Insurance Corporation [12 CFR 359].

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(g)         Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(h)         If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive. Any payments that qualify for the “short-term” deferral exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) or any other exception under Section 409A of the Code will be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day the Executive’s separation from service or (ii) the Executive’s death. In no event shall the date of termination of the Executive’s employment be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (B) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (C) the right to any reimbursement will not be subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from their respective board of directors, the BNC Bancorp and Bank of North Carolina have caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

BNC BANCORP

By	/s/ D. Vann Williford
Name: D. Vann Williford
Title: Compensation Committee Chair

BANK OF NORTH CAROLINA

By	/s/ D. Vann Williford
Name: D. Vann Williford
Title: Compensation Committee Chair

EXECUTIVE

/s/ Richard D. Callicutt

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Appendix A

WAIVER AND RELEASE OF CLAIMS

In exchange for the post-termination payments and benefits described in that certain employment agreement (the “Employment Agreement”) by and among [NAME] (the “Employee”), BNC Bancorp (“Bancorp”) and Bank of North Carolina (“BNC” and together with Bancorp, the “Company”) (sometimes collectively referred to as the “Parties”), the Parties enter into this Waiver and Release of Claims (the “Agreement”) and agree as follows:

1.           The Parties agree and acknowledge that Employee’s employment with the Company, which was at all times strictly on an “at-will” basis, is terminated, with such termination effective as of and beginning on [DATE] (the “Termination Date”).

2.           The Parties acknowledge and agree that as of the Termination Date, other than as explicitly set forth in the Employment Agreement, no employment compensation, benefits (except as required by law), or other amounts were due and owing to Employee in connection with Employee’s employment with the Company, including without limitation any vacation pay, sick leave pay, holiday pay, wages, commissions, bonus, or other form of compensation or benefit, with the exception of any final wage payments or payments for accrued but unused vacation time which Employee is otherwise eligible to receive, which amounts shall be paid to Employee on or before the next regularly scheduled pay day after the Termination Date.

3.           Employee specifically acknowledges and agrees that:

(a)	Employee has not suffered any injury within the course and scope of his employment at the Company, or otherwise in connection with, arising from, or related to his employment at the Company, for which Employee has not already filed a claim;

(b)	The payments that the Company shall pay pursuant to the Employment Agreement are in addition to any sum that Employee would otherwise be entitled to receive from the Company by reason of Employee’s employment with the Company; and

(c)	This Agreement has been individually negotiated between Employee and the Company.

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4.           Employee hereby unconditionally releases and forever discharges Bancorp, BNC and its current and former owners, partners, directors, officers, shareholders, affiliates, agents, employee benefit plans, insurers, employees, attorneys, subsidiaries, parents, successors, predecessors and assigns, and each of them (collectively, the “Released Parties”), of and from, and agrees not to sue and not to assert against any of them, any causes of action, claims or demands whatsoever (whether known or unknown, and whether at law, in equity, or before any agency or commission of local, state, or federal governments) that Employee is permitted by law to release, known and unknown, arising, alleged to have arisen, or which might have been alleged to have arisen out of Employee’s employment with or termination of employment by the Company, and under any law applicable to such employment or termination (including without limitation the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Labor Management Relations Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement and Income Security Act, the Americans With Disabilities Act, the Federal Rehabilitation Act of 1973, 42 U.S.C. § 1981, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons With Disabilities Protection Act, the Age Discrimination in Employment Act of 1967, the Worker Adjustment and Retraining Notification Act, and any and all other federal, state, and local laws and regulations related to employment, termination, employment discrimination or retaliation, wages, hours, benefits, or compensation), any and all claims for attorneys’ fees and costs, and any and all other claims and causes of actions, known and unknown, which Employee may have or claim to have against any of the Released Parties from the beginning of time to the date hereof which can by applicable law be released. Employee hereby waives Employee’s right to any monetary recovery should any agency or commission of any kind of local, state, or federal governments pursue any claims on Employee’s behalf.

5.           If and to the extent that any claims, demands, or causes of action Employee released or attempted to release in Paragraph 4 above exist and accrued prior to the execution of this Agreement by Employee, and the approval of any court, agency, administrative body, commission, or other entity is necessary to fully effectuate any such release, Employee agrees to participate in and cooperate fully with the Company in obtaining any such approval. Subject to the foregoing and notwithstanding anything to the contrary herein, any claims, demands, or causes of action that Employee cannot by law release, or which cannot be released by Employee by the execution of this Agreement under the circumstances existing at the time of such execution, are excluded from the release set forth in Paragraph 4 above; and Employee does not waive any rights, claims, demands, or causes of action that may arise after the date Employee executes this Agreement.

6.           As a further condition for the payment of funds pursuant to the Employment Agreement, Employee agrees to fully cooperate with the Company in the orderly transition of his duties to Company personnel, and further agrees to fully cooperate with the Company in providing any requested information related to any function of Employee’s prior employment with the Company.

7.           Employee further acknowledges and agrees that following the execution of this Agreement, Employee will not make any negative, derogatory, defamatory, slanderous, or disparaging comments, references, or characterizations, either verbally or in writing, regarding the Company, including without limitation Bancorp or BNC’s services, products or services provided by Bancorp or BNC, business models, personnel, officers, affiliates, management, and financial status, to any of the following: former or existing employees of Bancorp or BNC, customers or business partners of Bancorp or BNC, the media, the general public, on the Internet, or any other entity, for any purpose whatsoever, unless a legal duty to do so is imposed.

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8.           Employee represents, warrants, promises, and covenants that:

(a)	Employee has returned to the Company any and all materials and property of the Company in Employee’s possession, custody, or control, including without limitation all documents, files, data, data disks, magnetic and other storage media, drawings, manuals, reports, samples, presentations, customer lists, supplier lists, price lists, vendor lists, documents equipment, data, and all other tangible material referencing, concerning, or containing any Confidential Information (as defined in Subparagraph (b) immediately below) or any part thereof, and all copies thereof;

(b)	From the date of execution of this Agreement, continuously, in perpetuity, and for all times, Employee will not keep, use (for the benefit of Employee or any third party), disseminate, disclose, divulge, deliver, or otherwise make available or by inaction allow to be made available to any person or entity other than an officer or director of Bancorp or BNC any confidential information concerning the business or assets of Bancorp or BNC (all of which are collectively referred to herein as “Confidential Information”) including without limitation the following: the methods and systems used by Bancorp or BNC in conducting its business, information relating to, concerning or referencing existing and prospective expansion plans, existing and potential financing sources and arrangements, existing and prospective marketing plans and activities, existing and prospective business plans and strategies, existing and prospective pricing plans and strategies, budgets, financial information, profit and loss information, research, know-how, lists of actual or potential customers, suppliers, dealers, and distributors of Bancorp or BNC, any information regarding Bancorp or BNC’s marketing, sales, or other business networks, and any and all other confidential information regarding the Company, its products or services, or any of the above items developed, acquired or compiled by the Company, whether oral, written, physical, electronic, magnetic, graphic, encoded or in any other tangible or intangible form; and

(c)	For the purposes of this Agreement, “Confidential Information” shall not include: (i) information that is generally known or is available to the general public through legitimate origins (and other than as the result of unauthorized disclosure by or through Employee), as of the date such information becomes generally known or available to the general public; (ii) information that is rightfully acquired by Employee after the date of this Agreement from a third party whose disclosure of such information is not in violation of any obligation of confidentiality to the Company, as of the date such information is actually acquired by Employee; and (iii) knowledge, skills or information which is common to the trade or profession of Employee.

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9.           With respect to any and all Confidential Information, Employee acknowledges and agrees that:

(a)	The Confidential Information and all copies thereof, as described above, is sensitive, valuable, and proprietary information that is the sole and lawful property of the Company;

(b)	The Confidential Information represents a material investment of Bancorp or BNC’s time, money, and other resources;

(c)	Bancorp and BNC has a legitimate need to protect such Confidential Information (including without limitation a need to protect economic advantages from confidential data and connections); and

(d)	The Confidential Information is the subject of reasonable efforts on Bancorp or BNC’s behalf to keep it confidential.

10.         Employee agrees that this Agreement and all of its terms are strictly confidential and have not and shall not be disclosed, discussed or revealed by Employee to any other persons, entities, or organizations. Notwithstanding the foregoing, Employee is permitted to make any disclosures required by court order or subpoena, and is further permitted to disclose the terms of this Agreement to Employee’s personal tax and financial advisors, legal counsel, governmental tax agencies, and spouse (if applicable), provided that any such entity agrees to abide by the confidentiality requirement set forth in this Paragraph.

11.         The Parties agree that should any term, clause, portion, or provision of this Agreement be determined to be invalid or unenforceable by a court, governmental agency, or arbitrator of competent jurisdiction, such term, clause, portion, or provision shall be deemed severed from the Agreement, and such determination and severance shall not affect the enforceability of the remainder of the Agreement. This Agreement shall be interpreted in accordance with the law of the State of North Carolina, without regard to the conflicts of laws provisions thereof. The Parties agree that any rule of construction of contracts resolving any ambiguities against the drafting party shall be inapplicable to this Agreement.

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12.         This Agreement shall be binding upon Employee and Employee’s executors, heirs, estate, legal representatives, beneficiaries and other successors in interest, and shall inure to the benefit of the Company and its successors and assigns.

13.         This Agreement supersedes any and all other agreements or understandings, whether oral, implied, or in writing, between the Parties with respect to the subject matter hereof, and contains all of the covenants and agreements between the Parties with respect to such matters in their entirety. No representations, inducements, promises or agreements, oral or otherwise, have been made to Employee, or anyone acting on behalf of Employee, that are not embodied herein. No modification to this Agreement, including without limitation this provision, will be effective unless it is in writing and signed by Employee and the Company.

14.         Employee further specifically acknowledges the following:

(a)	Employee received a copy of this Agreement on or before the Termination Date, has been given at least twenty-one (21) days within which to consider this Agreement, and hereby waives any and all rights and claims to assert that such twenty-one (21) day period has not been afforded to him/her; and if Employee has elected to sign this Agreement prior to the expiration of said twenty-one (21) day period Employee has done so of Employee’s own volition and not as the result of any requirement of or coercion by Bancorp, BNC or any of its agents;

(b)	Employee has been and is hereby advised in writing through this Agreement, which Employee agrees constitutes sufficient notice and which Employee has reviewed prior to signing, that Employee has the right to consult and could consult with an attorney prior to executing this Agreement, and Employee acknowledges that Employee has had the opportunity to consult an attorney;

(c)	Employee has seven (7) days following the date of execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until after this seven (7) day period has expired; and in order to revoke this Agreement Employee must advise the Company in writing of Employee’s election to revoke it such that the notice is received by the Company within the above seven (7) day period at the following address: Bank of North Carolina, attn: EVP/Director of Human Resources, 3980 Premier Drive, Suite 120, High Point, NC 27265; and

(d)	Employee recognizes that Employee is specifically releasing, among other claims, any claims under the Age Discrimination in Employment Act of 1967 and all amendments thereto.

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15.         Employee agrees to pay the costs, expenses, and fees, including reasonable attorney fees, incurred by Bancorp or BNC in any successful effort by Bancorp or BNC to enforce or defend its rights under this Agreement.

16.         The rights and remedies of Bancorp or BNC in this Agreement shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to Bancorp or BNC or available at law or in equity. The waiver of a breach or provision hereof shall not be effective unless in writing and signed by Employee and the Company, and shall not operate or be construed as a waiver of a breach of any other provision hereof or of any subsequent breach.

17.         Employee understands and acknowledges that Employee’s obligations, duties, and liabilities set forth herein are continuing, absolute, and unconditional, and that any alleged breach by Bancorp or BNC of any duty shall not release Employee from Employee’s obligations herein, and shall not be a defense to any action or proceeding instituted by or on behalf of Bancorp or BNC to enforce any rights in connection with any such obligation, duty, or liability. Employee agrees that Employee will at all times safeguard the value and secrecy of all Confidential Information, and will not disclose, use to the benefit of Employee or any person or entity that is not Bancorp or BNC, or use to the detriment of Bancorp or BNC, any Confidential Information.

18.         Employee states and acknowledges that Employee has entered into this Agreement knowingly and voluntarily and of Employee’s own free will free from any duress or coercion, that Employee understands fully all the terms of the Agreement, and that Employee knowingly and voluntarily intends to be legally bound by this Agreement.

In testimony whereof, the Parties hereto set their hands and seals.

(SEAL)
Witness

Date:

BANK OF NORTH CAROLINA

By:

Position:

Date:

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BNC Bancorp

By:

Position:

Date:

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Appendix B

Definition of Change of Control

(i)          Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of either (a) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (z) any acquisition pursuant to a transaction that complies with clauses (iii)(a), (iii)(b) and (iii)(c) below;

(ii)         Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)        Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (a) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, greater than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 51% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (c) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

B-1

(iv)        Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

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